News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

               Southwest Georgia Financial Corporation Announces
                    Earnings for the Second Quarter of 2008

MOULTRIE, GEORGIA, July 22, 2008 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $764 thousand for the second quarter of 2008, up 23%, or $144 thousand, compared with net income of $620 thousand for the second quarter of 2007. On a per diluted share basis, earnings increased 25% to $0.30 for the second quarter of 2008 from $0.24 for the second quarter of 2007.

For the first six months of 2008, net income was $1.503 million compared with net income of $1.632 million for the same period in 2007. Earnings per diluted share for the first six months of 2008 were $0.59, down 6% compared with earnings per diluted share of $.63 for the same period in 2007. Lower net income was primarily due to $540 thousand, or 29%, lower revenue from the Company's mortgage banking subsidiary, Empire Financial.

DeWitt Drew, President and CEO, commented, "We are happy with the progress we have made in our core banking operations; however, many challenges remain in our mortgage banking subsidiary. We continue to expend a great deal of resources on four problem loans serviced by Empire. Our focus has been resolving the problems in the current portfolio, rather than originating new loans. Empire has a high quality pipeline of over $400 million in loans primarily secured by owner occupied or income producing properties. When credit markets become more normalized, and funding sources more available, Empire's performance should improve considerably."

Return on average equity for the second quarter of 2008 improved to 11.43% compared with 8.92% for the same period in 2007. Return on average assets for the quarter was 1.10%, an increase of 25 basis points compared with the same period in 2007.

Balance Sheet Trends and Asset Quality

At June 30, 2008, total assets were down to $268.9 million from $287.4 million at mid-year 2007 primarily due to funds being used to retire debt. Total loans increased 1.4% to $132.4 million compared with $130.6 million at June 30, 2007, and are up 11.2% from the end of 2007. Deposits declined slightly to $220.5 million at the end of the second quarter of 2008, compared with $225.3 million from the same period in 2007, but increased almost 2% from the end of 2007.

Mr. Drew commented, "The Bank is realizing solid loan growth. Importantly, we continue to focus on maintaining a strong base of core deposits which provides us an excellent source of low cost funds. We are also maintaining a position of flexibility by investing in securities with shorter term maturities or significant cash flows. Our careful balance sheet management enables us to be in a very strong position."

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The loan loss reserve coverage over total loans was 1.80%, while nonperforming assets to total assets grew to 1.19%, a 35 basis point increase over last year. The increase in non-performing assets was centered on one large fully secured commercial real estate loan. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $25.1 million as of June 30, 2008, compared with $27.5 million reported June 30, 2007, and $26.5 million at the end of 2007. On a per share basis, book value at quarter end was $9.87, down from $10.67 in the same period in 2007. The Company has approximately 2.55 million shares of common stock outstanding.

Revenue

Net interest income for the second quarter of 2008 improved slightly to $2.37 million compared with $2.33 million for the same period in 2007 as lower levels and costs of borrowings as well as lower costs of deposits offset the decline in interest income. For the second quarter 2008, total interest income was $3.794 million and total interest expense was $1.429 million, compared with $4.049 million and $1.723 million, respectively, from the same period a year ago. Interest income was impacted by the 3.25% drop in the prime rate since August 2007, which reduced interest earned on variable and adjustable rate loans. In addition, the Company sold its retail credit card portfolio in the third quarter of 2007 and placed a large, fully secured loan on interest nonaccrual late last year. The average rate paid on interest-bearing deposits decreased 46 basis points for the quarter compared with the same period a year ago. The Company's net interest margin improved 25 basis points to 3.97% for the second quarter of 2008 compared with 3.72% for the same period a year ago, and improved 22 basis points over the first quarter 2008 net interest margin of 3.75%.

Noninterest income, which was 28.2% of the Company's total revenue for the quarter, increased 3%, or to $1.487 million over last year's second quarter. Mortgage banking services, the largest contributor to noninterest income, had $612 thousand in revenue, a $38 thousand increase from second quarter 2007 results. The level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. In addition to fees generated through the lending process, it also earns fees for servicing a $382 million portfolio of non-recourse loans. The increase in mortgage banking revenue combined with higher revenue from retail brokerage and insurance services more than offset the 3.3% decline in revenue from service charges on deposit accounts. Revenue from insurance services increased to $266 thousand, a 3.1% increase compared with the second quarter of 2007, while brokerage service revenue was also up $6 thousand.

Total noninterest expense decreased 2.3% to $2.900 million from $2.967 million for the second quarter of last year. The bulk of this decrease was due to a 57% decline to $52 thousand in the amortization of mortgage servicing intangible assets. The purchased mortgage servicing intangible asset was fully amortized during the first quarter of 2008. The decrease in data processing expense was mainly attributable to a reduction in servicing time required because of the sale of the retail credit card loan portfolio. Higher occupancy expense was mostly related to a new loan production office which opened this year to expand our geographic service region.


                                    -MORE-

Mr. Drew noted, "In this environment, to have a solid core banking business, a strong capital position, and continued improvement in earnings is an attribute. Additionally, we are expanding our footprint in a measured manner by having established a loan office in Valdosta, Georgia."

Review of First Six Months of 2008

Earnings per share on a diluted basis for the first six months of 2008 were $.59 compared with $.63 for the first six months of 2007. For the first six months of this year, return on average equity declined to 11.14% compared with 11.74% for the same period last year, and return on average assets also decreased to 1.06% compared with 1.12% for the same period in 2007.

Net interest income for the first six months of 2008 was slightly higher at $4.684 million compared with $4.632 million for the same period in 2007 as a result of higher yields on investment securities and lower interest paid on deposits which were partially offset by a decline in interest earned on loans. Net interest margin was 3.86% for the first six months of 2008, an improvement of 16 basis points from the same period a year ago.

For the first six months of 2008, noninterest income was $3.199 million, down 14.9% from the same period in 2007. The majority of the decline was a result of mortgage banking services revenue decreasing $540 thousand, or 29.4%, from the same period last year. Income from insurance services decreased $8 thousand, or 1.3%, revenue from trust services decreased $5 thousand, or 3.6%, and service charges on deposit accounts decreased $34 thousand, or 4.1%. These decreases in revenue were partially offset by an increase in income from retail brokerage services of $15 thousand, or 8.7%, when compared with the same period last year.

Noninterest expense decreased $210 thousand for the first six months of 2008 compared with the same period last year, due primarily to reductions in salary and employee benefits, data processing expense, and amortization of intangible assets. The decrease in salary and employee benefits was mainly the result of a decline in the incentive expenses related to the mortgage banking activities. The purchased mortgage servicing intangible asset was fully amortized during the first quarter. The decrease in data processing expense was attributable to the divestiture of our retail credit card loan portfolio, and the increase in occupancy expense was the result of opening a loan production office. The year to year change in other operating expenses was mainly due to a large reimbursed legal expense in 2007.

Dividends and Share Repurchases

During the second quarter of 2008, the Company paid a regular $0.14 per share quarterly cash dividend. The dividend currently has a yield of approximately 3.2% at an annual dividend rate of $0.56 per share.

Through the first six months of 2008, the Company has repurchased 1,800 shares at an average price of $17.75 per share, all of which was purchased in the first month of the year. The Company's stock repurchase program expired on January 31, 2008. Since the stock repurchase program began in January 2000 and including shares purchased in the 2006 tender offer, the Company has repurchased a total of 1,284,181 shares of its common stock at an average price of $18.84 per share. The price per share data and the number of shares repurchased are adjusted for any stock splits or stock dividends.

                                    -MORE-

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $270 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.


SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.














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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                           (Unaudited) (Audited)  (Unaudited)
                                            June 30,  December 31,  June 30,
                                              2008        2007        2007
ASSETS
Cash and due from banks                    $   9,791   $   8,736   $  11,361
Interest-bearing deposits in banks             5,300       9,998       1,588
Federal funds sold                                 0           0           0
Investment securities available for sale      91,631      31,188      31,000
Investment securities held to maturity        15,590      88,226      98,235
Federal Home Loan Bank stock, at cost          1,393       1,653       1,878
Loans, less unearned income and discount     132,382     119,008     130,626
 Allowance for loan losses                  (  2,385)   (  2,399)   (  2,415)
   Net loans                                 129,997     116,609     128,211
Premises and equipment                         6,104       6,291       6,465
Foreclosed assets, net                             0          90         143
Intangible assets                              1,160       1,283       1,508
Other assets                                   7,900       7,579       7,033
   Total assets                            $ 268,866   $ 271,653   $ 287,422
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                              $  26,112   $  23,086   $  53,577
 Money market                                 39,534      42,031      15,170
 Savings                                      22,808      20,561      22,376
 Certificates of deposit $100,000 and over    32,512      29,589      28,020
 Other time accounts                          65,922      66,153      65,961
   Total interest-bearing deposits           186,888     181,420     185,104
 Noninterest-bearing deposits                 33,651      35,373      40,195
   Total deposits                            220,539     216,793     225,299

 Federal funds purchased                           0           0           0
 Other borrowings                             20,114      10,114      10,000
 Long-term debt                                    0      15,000      20,229
 Accounts payable and accrued liabilities      3,078       3,228       4,348
   Total liabilities                         243,731     245,135     259,876
Shareholders' equity:
 Common stock - par value $1;  5,000,000
  shares authorized; 4,293,835 shares
  issued (*)                                   4,294       4,294       4,289
 Additional paid-in capital                   31,701      31,701      31,644
 Retained earnings                            17,828      17,039      17,670
 Accumulated other comprehensive income     (  2,574)   (    466)   (    658)
   Total                                      51,249      52,568      52,945
 Treasury stock - at cost (**)              ( 26,114)   ( 26,050)   ( 25,399)
   Total shareholders' equity                 25,135      26,518      27,546
   Total liabilities and
    shareholders' equity                   $ 268,866   $ 271,653   $ 287,422

*  Common stock - shares outstanding       2,547,837   2,549,637   2,597,543
** Treasury stock - shares                 1,745,998   1,744,198   1,691,012


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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                      For the Three Months  For the Six Months
                                          Ended June 30,      Ended June 30,
                                         2008*     2007*     2008*     2007*
Interest income:
 Interest and fees on loans            $ 2,283    $ 2,625   $ 4,704   $ 5,151
 Interest and dividend on securities
  available for sale                     1,230        333     1,907       684
 Interest on securities held
  to maturity                              167      1,010       685     2,042
 Dividends on Federal Home Loan
  Bank stock                                22         31        50        62
 Interest on federal funds sold             10          0        90         0
 Interest on deposits in banks              82         50       278       103
   Total interest income                 3,794      4,049     7,714     8,042
Interest expense:
 Interest on deposits                    1,176      1,389     2,472     2,767
 Interest on federal funds purchased         0          2         0         9
 Interest on other borrowings              219        130       413       259
 Interest on long-term debt                 34        202       145       375
   Total interest expense                1,429      1,723     3,030     3,410
   Net interest income                   2,365      2,326     4,684     4,632
Provision for loan losses                    0          0         0         0
   Net interest income after provision
    for losses on loans                  2,365      2,326     4,684     4,632
Noninterest income:
 Service charges on deposit accounts       407        421       804       838
 Income from trust services                 65         68       135       140
 Income from retail brokerage services      95         81       187       172
 Income from insurance services            266        258       623       631
 Income from mortgage banking services     612        574     1,298     1,838
 Net gain (loss) on the sale or
  abandonment of assets                      0          2        13        11
 Other income                               42         39       139       130
   Total noninterest income              1,487      1,443     3,199     3,760
Noninterest expense:
 Salary and employee benefits            1,756      1,727     3,536     3,706
 Occupancy expense                         220        207       427       413
 Equipment expense                         159        155       324       312
 Data processing expense                   141        168       303       335
 Amortization of intangible assets          52        121       123       243
 Other operating expense                   572        589     1,244     1,158
   Total noninterest expense             2,900      2,967     5,957     6,167
Income before income tax expense           952        802     1,926     2,225
Provision for income taxes                 188        182       423       593
   Net income                          $   764    $   620   $ 1,503   $ 1,632
Net income per share, basic            $  0.30    $  0.24   $  0.59   $  0.63
Net income per share, diluted          $  0.30    $  0.24   $  0.59   $  0.63
Dividends paid per share               $  0.14    $  0.14   $  0.28   $  0.28
Basic weighted average
 shares outstanding                  2,548,196  2,582,290 2,548,017 2,601,845
Diluted weighted average
 shares outstanding                  2,556,093  2,592,188 2,556,175 2,612,174
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At June 30                                  2008            2007
Assets                                   $ 268,866       $ 287,422
Loans, less unearned income & discount     132,382         130,626
Deposits                                   220,539         225,299
Shareholders' equity                        25,135          27,546
Book value per share                          9.87           10.67
Loan loss reserve/loans                       1.80%           1.85%
Nonperforming assets/total assets             1.19%           0.84%

                                              Three Months      Six Months
                                             Ended June 30,    Ended June 30,
                                              2008     2007     2008    2007
Net income                                  $  764   $  620   $1,503  $1,632
Earnings per share, basic                     0.30     0.24     0.59    0.63
Earnings per share, diluted                   0.30     0.24     0.59    0.63
Dividends paid per share                      0.14     0.14     0.28    0.28
Return on assets                              1.10%    0.85 %   1.06%   1.12%
Return on equity                             11.43%    8.92 %  11.14%  11.74%
Net interest margin (tax equivalent)          3.97%    3.72 %   3.86%   3.70%
Net charge offs (recoveries)/ average loans   0.05%   (0.01)%   0.02%   0.01%

Quarterly               2nd Qtr   1st Qtr    4th Qtr    3rd Qtr    2nd Qtr
Averages                  2008      2008       2007       2007       2007
Assets                $ 278,348  $ 287,826  $ 280,458   $ 285,527  $ 290,642
Loans, less unearned
 income & discount      129,876    123,691    123,617     127,668    130,310
Deposits                226,261    228,165    218,977     216,872    224,575
Equity                   26,727     27,246     27,913      27,854     27,829
Return on assets           1.10%      1.03%     (0.99)%      1.09%      0.85%
Return on equity          11.43%     10.85%     (9.91)%     11.17%      8.92%
Net income            $     764  $     739  $    (692)  $     778  $     620
Net income per
 share, basic         $    0.30  $    0.29  $   (0.27)  $   0.30   $    0.24
Net income per
 share, diluted       $    0.30  $    0.29  $   (0.27)  $   0.30   $    0.24
Dividends paid
 per share            $    0.14  $    0.14  $    0.14   $   0.14   $    0.14








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